Exhibit 26(n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Ohio National Life Assurance Corporation:

We consent to use of our reports for Ohio National Variable Account R dated April 12, 2013, and for Ohio National Life Assurance Corporation dated April 26, 2013 included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in post-effective amendment no. 27 to File No. 333-16133 on Form N-6. The audit report of KPMG LLP covering the December 31, 2012 financial statements and schedules of Ohio National Life Assurance Corporation contains an explanatory paragraph referencing the Company’s retrospective adoption of Accounting Standards Update 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contract.

/s/ KPMG LLP

Columbus, Ohio

April 29, 2013